Supplement Dated Nov. 19, 2003* to the Prospectus Dated Oct. 30, 2003 of American Express(R) Variable Portfolio Funds S-6466-99 W
       AXP(R) Variable Portfolio - Blue Chip Advantage Fund
       AXP(R) Variable Portfolio - Stock Fund
       AXP(R) Variable Portfolio - Capital Resource Fund
       AXP(R) Variable Portfolio - Partners Small Cap Value Fund



The Fund's Directors have approved in principle the merger of AXP(R) Variable Portfolio - Blue Chip Advantage Fund and AXP(R) Variable Portfolio - Stock Fund into AXP(R) Variable Portfolio - Capital Resource Fund, a Fund that seeks to provide shareholders with capital appreciation by investing primarily in U.S. common stocks of companies with market capitalization of at least $5 billion and other securities convertible into common stock. Unlike AXP(R) Variable Portfolio
- Blue Chip Advantage Fund, AXP(R) Variable Portfolio - Capital Resource Fund does not limit its investments to those defined as "blue chip."

Effective Jan. 1, 2004, the portfolio manager for AXP(R) Variable Portfolio - Blue Chip Advantage Fund will be Doug Chase, who is also the portfolio manager for AXP(R) Variable Portfolio - Capital Resource Fund. The Fund will be managed in a style substantially similar to that of AXP(R) Variable Portfolio - Capital Resource Fund.

Effective on or after May 1, 2004, AXP(R) Variable Portfolio - Capital Resource Fund will change its name to AXP(R) Variable Portfolio - Large Cap Equity Fund.

For more information about AXP(R) Variable Portfolio - Capital Resource Fund, please call (800) 862-7919 for a prospectus. Completion of the merger is subject to a number of conditions, including final approval by the Fund's Directors and approval by shareholders of the Fund at a shareholder meeting expected to be held within approximately the next six months. It is anticipated that AXP(R) Variable Portfolio - Blue Chip Advantage Fund and AXP(R) Variable Portfolio - Stock Fund will be closed to new investors during the second quarter of 2004.

Effective Dec. 1, 2003, the total fees and expenses for AXP(R) Variable Portfolio - Partners Small Cap Value Fund will be capped at 1.39%.


S-6466-37 A (11/03)
* Valid until Oct. 29, 2004